Exhibit 5.1

April 11, 2022

Benson Hill, Inc. 1001 North Warson Road St. Louis, MO 63132

Ladies and Gentlemen:

We have acted as counsel to Benson Hill, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale from time to time by the selling securityholders listed in the Registration Statement under the heading “Selling Securityholders” (each individually a “Selling Securityholder” and all collectively the “Selling Securityholders”), as detailed in the Registration Statement, of (i) shares of common stock, $0.0001 par value per share (“Common Stock”), of which (a) 26,150,000 shares of Common Stock (the “Placement Shares”) were issued to the Selling Securityholders upon the consummation of the Company’s March 2022 private placement (the “Private Placement”); and (b) 8,716,661 shares of Common Stock (the “Warrant Shares”) are issuable upon exercise of the Warrants (as defined below), and (ii) Stock Purchase Warrants (each individually a “Warrant” and all collectively the “Warrants”) pursuant to Subscription Agreements dated March 24, 2022 (each individually a “Subscription Agreement” and all collectively the “Subscription Agreements”) between the Company and each Selling Securityholder.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined:  (a) the Registration Statement; (b) the Second Amended and Restated Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on September 29, 2021; (c) the bylaws of the Company; (d) the Subscription Agreements; (e) the Warrants; (f) corporate actions of the Company’s Board of Directors and committees thereof that provide for the authorization of the Subscription Agreements and the issuance of the Warrants, including the issuance of the Placement Shares pursuant to the Subscription Agreements and the issuance of the Warrant Shares upon exercise of the Warrants; and (g) a certificate of an officer of the Company, dated as of the date hereof.  Other than our review of the documents listed in clauses (a) through (g) of this paragraph, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have assumed that:  (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each

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such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  In rendering our opinion below, we have also assumed that: (i) on the date of exercise of each of the Warrants, the Company will have sufficient authorized and unissued shares of its Common Stock issuable upon the exercise of such Warrant to provide for the issuance of the shares of Common Stock issuable thereunder; (ii) the corporate actions of the Company referenced in clause (f) of the previous paragraph will be in full force and effect, and will not have been, revoked, modified or amended; and (iii) the issuance of the Common Stock will be noted in the Company’s stock ledger.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and, except as expressly set forth in numbered paragraph (3) below, that each such document constitutes a legal, valid, and binding obligation of the parties thereto, enforceable against each such party in accordance with its terms.  We have not verified any of those assumptions.

Our opinions in paragraphs 1 and 2 set forth below are limited to the Delaware General Corporation Law (“DGCL”) and reported decisions interpreting the DGCL. Our opinion in paragraph 3 below is limited to the laws of the State of Delaware.

Based upon and subject to the foregoing, it is our opinion that:

(1)the Placement Shares were duly authorized for issuance to the relevant Selling Securityholders and are validly issued, fully paid, and nonassessable;

(2)the issuance of the Warrant Shares has been duly authorized by the Company and, when issued and delivered by the Company against payment therefor upon the exercise of the Warrants in accordance with the terms thereof, the Warrant Shares will be validly issued, fully paid, and non-assessable; and

(3)the Warrants are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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Our opinion in paragraph 3 above is subject to (i) the effect of rules of equity governing specific performance, injunctive relief or other equitable remedies or the equitable doctrines of laches, waiver, estoppel or acquiescence or involving the exercise of judicial discretion in any proceedings at law or in equity, (ii) applicable bankruptcy, insolvency, reorganization, liquidation, moratorium, fraudulent transfer or other laws affecting the rights and remedies of creditors generally from time to time in effect, and (iii) limitations imposed by public policy or the judicial imposition of an implied covenant of good faith and fair dealing.

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This opinion is rendered solely in connection with the registration of the Common Stock and Warrants for resale by the Selling Securityholders under the Registration Statement.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP

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